Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Eagle Bulk Shipping Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(o)	3,781,561(1)	$45.73(2)	$172,930,785	$0.00011020	$19,056.97
	Equity	Common Stock, par value $0.01 per share	Rule 457(o)	(3)
	Equity	Preferred Stock, par value $0.01 per share	Rule 457(o)	(3)
	Debt	Debt Securities	Rule 457(o)	(3)
	Debt	Guarantees	Rule 457(o)	(3)
	Other	Warrants(5)	Rule 457(o)	(3)
	Other	Purchase contracts	Rule 457(o)	(3)
	Other	Rights	Rule 457(o)	(3)
	Other	Units(6)	Rule 457(o)	(3)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	$750,000,000	(7)	$750,000,000	$0.00011020	$82,650

Total Offering Amounts						$922,930,785		$101,706.97
Total Fees Previously Paid								-
Total Fee Offsets								$98,833.18(8)
Net Fees Due								$2,873.79

(1)	Represents the shares of common stock, $0.01 par value per share (the “Common Stock”) of the registrant that will be offered for resale by the selling shareholders pursuant to the prospectus included in the registration statement to which this exhibit is attached.
(2)	The registration fee with respect to these securities has been calculated in accordance with Rule 457(c) under the Securities Act, based on the average high and low prices reported for the registrant’s Common Stock on March 20, 2023.
(3)	The amount to be registered consists of up to $750,000,000 of an indeterminate amount of each security class listed in Table 1. There is also being registered hereunder such currently indeterminate number of (i) shares of Common Stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable Debt Securities and/or Preferred Stock registered hereby, or (ii) shares of Common Stock, Preferred Stock or Debt Securities or other securities of the registrant as may be issued upon exercise of Warrants registered hereby, as the case may be, including under any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of stock splits, stock dividends or similar transactions.
(4)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.
(5)	The Warrants (as defined in this Registration Statement) covered by this Registration Statement may be Common Stock warrants, Preferred Stock warrants, or Debt Securities warrants.
(6)	Each Unit (as defined in this Registration Statement) will be issued under a unit agreement or an indenture and will represent an interest in two or more securities registered hereby, including shares of Common Stock, Preferred Stock, Debt Securities or Warrants, which may or may not be separable from one another.
(7)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance of the securities registered by this Registration Statement. Prices, when determined, may be in U.S. dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. If any Debt Securities or shares of Preferred Stock are issued at an original issue discount, then the amount registered will include the principal or liquidation amount of such securities measured by the initial offering price thereof.
(8)
On August 9, 2019, the registrant initially filed a Registration Statement on Form S-3 (File No. 333-233208), which was amended by that certain pre-effective Amendment No. 1 to Form S-3, dated as of September 17, 2019 and pre-effective Amendment No. 2 to Form S-3 dated as of October 2, 2019, and was declared effective on October 17, 2019 (as so amended the “Prior Registration Statement”). The Prior Registration Statement registered an aggregate principal amount of $750,000,000 of Common Stock, Preferred Stock, Debt Securities, Guaranties, Warrants, Rights and Units to be offered by the registrant from time to time (the “Primary Offering”) and 47,216,654 shares of Common Stock by the selling shareholders named therein (the “Secondary Offering” and together with the Primary Offering, the “Original Offering”). The Prior Registration Statement expired in August 2022. In connection with the filing of the Prior Registration Statement, the registrant paid $26,414.79 in fees to register the shares in the Secondary Offering and $97,350.00 to register the shares in the Primary Offering. Approximately $131 million of securities were sold pursuant to the Original Offering. As a result, the registrant has $106,668.06 in unused filing fees associated with the Original Offering. In accordance with Rule 457(p) under the Securities Act of 1933, as amended, the registrant is using $98,833.18 of the unused filing fees to offset the filing fee in connection with this filing.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Eagle Bulk Shipping Inc.	S-3	333-233208	August 9, 2019		$16,183.18(1)	Equity	Common Stock, par value $0.01 per share	45,521,472	$124,677,815.74
Fee Offset Sources	Eagle Bulk Shipping Inc.	S-3			August 9, 2019						$16,183.18
Fee Offset Claims	Eagle Bulk Shipping Inc.	S-3	333-233208	August 9, 2019		$90,484.88(1)	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	$697,110,008.00
Fee Offset Sources	Eagle Bulk Shipping Inc.	S-3			August 9, 2019						$82,650.00

(1)	See footnote 8 above.